Exhibit 10

On January 24, 2013, the Compensation Committee of the Board of Directors of Leucadia National Corporation (“Leucadia”) approved the following bonuses for the following executive officers:

Name and Officer Title	Bonus Awarded for 2013

Richard B. Handler*
Chief Executive Officer, Leucadia	$911,500 from Leucadia
Chief Executive Officer, Jefferies Group LLC (“Jefferies”)	$911, 500 from Jefferies
$1,823,000 Total
Brian P. Friedman*
President, Leucadia	$911,500 from Leucadia
Chairman of the Executive Committee, Jefferies	$911,500 from Jefferies
$1,823,000 Total

Thomas E. Mara	$4,500,000
Executive Vice President

Joseph A. Orlando	$1,600,000
Vice President and Chief Financial Officer

Justin R. Wheeler	$1,600,000
Vice President and Chief Operating Officer

*	Pursuant to an agreement between Leucadia and Jefferies, since the merger, the compensation costs for Messrs. Handler and Friedman have been shared equally between Leucadia and Jefferies.